FEDERATED INTERNATIONAL LEADERS FUND

A Portfolio of Federated World Investment Series, Inc.

ANNUAL SHAREHOLDER REPORT

November 30, 2010

Institutional Shares

FINANCIAL HIGHLIGHTS

SHAREHOLDER EXPENSE EXAMPLE

MANAGEMENT’S DISCUSSION OF FUND PERFORMANCE

PORTFOLIO OF INVESTMENTS SUMMARY TABLES

PORTFOLIO OF INVESTMENTS

STATEMENT OF ASSETS AND LIABILITIES

STATEMENT OF OPERATIONS

STATEMENT OF CHANGES IN NET ASSETS

NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BOARD OF DIRECTORS AND CORPORATION OFFICERS

EVALUATION AND APPROVAL OF ADVISORY CONTRACT

VOTING PROXIES ON FUND PORTFOLIO SECURITIES

QUARTERLY PORTFOLIO SCHEDULE

Not FDIC Insured — May Lose Value — No Bank Guarantee

FINANCIAL HIGHLIGHTS — INSTITUTIONAL SHARES

(For a Share Outstanding Throughout the Period)

Period Ended November 30	2010[1]
Net Asset Value, Beginning of Period	$20.61
Income From Investment Operations:
Net investment income (loss)	(0.01)[2]
Net realized and unrealized gain on investments and foreign currency transactions	2.75

TOTAL FROM INVESTMENT OPERATIONS	2.74

Redemption Fees	0.00 [3]

Net Asset Value, End of Period	$23.35

Total Return[4]	13.29%

Ratios to Average Net Assets:
Net expenses	1.24%[5,6]
Net investment income (loss)	(0.07)%[5]
Expense waiver/reimbursement[7]	0.23%[5]
Supplemental Data:
Net assets, end of period (000 omitted)	$15,947
Portfolio turnover	24%[8]

1	Reflects operations for the period from June 21, 2010 (date of initial investment) to November 30, 2010.
2	Per share number has been calculated using the average shares method.
3	Represents less than $0.01.
4	Based on net asset value. Total returns for periods of less than one year are not annualized.
5	Computed on an annualized basis.
6	The net expense ratio is calculated without reduction for expense offset arrangements. The net expense ratio is 1.24% for the period ended November 30, 2010, after taking into account this expense reduction.
7	This expense decrease is reflected in both the net expense and the net investment income (loss) ratio shown above.
8	Portfolio turnover is calculated at the Fund level. Percentage indicated was calculated for the entire fiscal year ended November 30, 2010.

See Notes which are an integral part of the Financial Statements

Annual Shareholder Report

SHAREHOLDER EXPENSE EXAMPLE (UNAUDITED)

As a shareholder of the Fund, you incur ongoing costs, including management fees and to the extent applicable, distribution (12b-1) fees and/or shareholder services fees and other Fund expenses. This Example is intended to help you to understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds. It is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from June 1, 20101 to November 30, 2010.

ACTUAL EXPENSES

The first section of the table below provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you incurred over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses attributable to your investment during this period.

HYPOTHETICAL EXAMPLE FOR COMPARISON PURPOSES

The second section of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. Thus, you should not use the hypothetical account values and expenses to estimate the actual ending account balance or your expenses for the period. Rather, these figures are required to be provided to enable you to compare the ongoing costs of investing in the Fund with other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Annual Shareholder Report

Please note that the expenses shown in the table are meant to highlight your ongoing costs only. Therefore, the second section of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds.

	Beginning Account Value 6/1/2010	Ending Account Value 11/30/2010	Expenses Paid During Period[1]
Actual	$1,000	$1,132.90	$5.87
Hypothetical (assuming a 5% return before expenses)	$1,000	$1,018.85	$6.28

1	“Actual” expense information for the Fund’s Institutional Shares is for the period from June 21, 2010 (date of initial investment) to November 30, 2010. Actual expenses are equal to the Fund’s annualized net expense ratio of 1.24%, multiplied by 162/365 (to reflect the period from initial investment to November 30, 2010). “Hypothetical” expense information is presented on the basis of the full one-half-year period to enable comparison to other funds. It is based on assuming the same net expense ratio and average account value over the period, but it is multiplied by 183/365 (to reflect the full half-year period).

Annual Shareholder Report

MANAGEMENT’S DISCUSSION OF FUND PERFORMANCE (UNAUDITED)

The Fund’s Institutional Shares total return for the 12-month reporting period ended November 30, 2010, was 9.99%.1 The total return of the Morgan Stanley Capital International Europe, Australasia and Far East Index (MSCI-EAFE)2 was 1.11% for the same period.3 The Fund’s total return for the most recently completed fiscal year reflected actual cash flows, transaction costs and other expenses which were not reflected in the total return of the MSCI-EAFE.

MARKET OVERVIEW

During the reporting period the global markets reflected the tale of two cities: it was the best of times; it was the worst of times. The sovereign debt crisis continued to slowly spread across Europe claiming Greece, Ireland and Spain as its victims. In the United States, stubbornly high unemployment and below-trend economic growth continued to pressure the U.S. Federal Reserve into further quantitative easing. In Japan, political turmoil, anemic domestic growth and a strong yen curtailed Japan’s relative performance. In China, economic growth continued without abatement during the 12-month reporting period and this led the government to implement various restrictive measures to slow down the economy and head off inflation. However, emerging markets were the winners of this period as they were not impacted by the maladies suffered by many developed nations.

1	For the period prior to the Institutional Shares’ inception, performance is shown for the Fund’s Class A Shares. The performance for Class A Shares has not been adjusted to reflect the expenses of the Institutional Shares since the Institutional Shares are estimated to have a lower expense ratio than the expense ratio of the Class A Shares. The performance of the Class A Shares has been adjusted to remove any voluntary waiver of Fund Expenses related to the Class A Shares that may have occurred during the period prior to commencement of operations of the Institutional Shares.
2	Effective July 1, 2009, the fund’s benchmark changed from the MSCI-EAFE Value Index to the MSCI-EAFE. The MSCI-EAFE is an unmanaged market capitalization index comprising 22 of the 48 countries in the MSCI universe and representing the developed world outside of North America. Investments cannot be made in an index.
3	International investing involves special risks including currency risk, increased volatility of foreign securities, political risks and differences in auditing and other financial standards.

Performance data quoted represents past performance which is no guarantee of future results. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Mutual fund performance changes over time and current performance may be lower or higher than what is stated. For current to the most recent month-end performance and after-tax returns, visit FederatedInvestors.com or call 1-800-341-7400.

Annual Shareholder Report

As a result, international equity markets, as measured by the MSCI-EAFE Index, climbed 1.11% on a total return basis during the reporting period. On a regional basis, emerging markets were the strongest performer with the MSCI Emerging Markets Index4 climbing 15.34% during the reporting period. The United States was the second best performing region and then Japan and Europe. MSCI US Broad Market Index added 9.79%,5 MSCI Japan gained 8.09%6 and MSCI Europe7 fell (2.72)% during the reporting period.

Over the reporting period, the U.S. dollar appreciated 13.5% against the euro and depreciated 3.2% against the Japanese yen. Crude oil climbed 8.84% and gold soared 17.5%.

4	The MSCI Emerging Markets Index measures the equity market performance of 21 emerging market country indices. The index is unmanaged, and investments cannot be made in an index.
5	The MSCI US Broad Market Index represents the universe of companies in the US equity market, including large, mid, small and micro cap companies. This index targets for inclusion 99.5% of the capitalization of the US equity market.
6	The MSCI Japan Index measures the performance of the Japanese equity market. It is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization. The index is unmanaged, and investments cannot be made in an index.
7	The MSCI Europe Index measures the equity market performance of 16 developed markets in Europe. The index is unmanaged, and investments cannot be made in an index.

Annual Shareholder Report

FUND PERFORMANCE

The key drivers of the Fund’s outperformance compared to the MSCI-EAFE Index were its strong stock selection in Consumer Discretionary, Industrials and Financials. From a regional perspective, the Fund benefited from its strong stock selection in Switzerland, Germany, and United Kingdom and its overweight in Bermuda.

In Consumer Discretionary, luxury related stocks such as: Swiss jewelry manufacturer Compagnie Financiere Richemont; German automaker Bayerische Moteren Werke; Bermuda incorporated jewelry retailer Signet Jewelers Ltd.; and Swiss watch maker Swatch Group were the top performers. In Industrials, top performers were: the United Kingdom’s employment recruiter Michael Page Intl, Sweden’s security lock manufacturer Assa Abloy AB and Sweden’s truck manufacturer Volvo AB. In Financials, performance was driven by United Kingdom asset manager Schroders Plc and Switzerland’s private wealth manager Julius Baer Group Ltd.

On the negative side, the Fund’s relative performance was hurt by its underweight in Japan, underweight in Information Technology and Consumer Staples and stock selection within Health Care. The fund remained underweight in Japan at the close of the reporting period, as Japan faces headwinds from a strong yen and unattractive equity valuations, which are relatively more expensive compared to Europe and emerging markets. Within Information Technology and Consumer Staples, the lack of ownership of Japan’s technology hardware manufacturers Canon Inc. and Hitachi Ltd. as well as United Kingdom cigarette manufacturer British American Tobacco hindered relative performance. In Health Care, Swiss drug manufacturer Roche Ag and Swiss dental implant manufacturer Nobel Biocare Ag posted worse-than-expected quarterly results.

Annual Shareholder Report

GROWTH OF A $10,000 INVESTMENT – INSTITUTIONAL SHARES

The Fund’s Institutional Shares commenced operations on June 21, 2010. For the period prior to the commencement of operations of Institutional Shares, the performance information shown is for the Fund’s Class A Shares. The performance of Class A Shares has not been adjusted to reflect the expenses of the Institutional Shares since the Institutional Shares have a lower expense ratio than the expense ratio of the Class A Shares. The performance of the Class A Shares has been adjusted to remove any voluntary waiver of Fund expenses related to the Class A Shares that may have occurred during the period prior to commencement of operations of the Institutional Shares. The graph below illustrates the hypothetical investment of $10,0001 in Federated International Leaders Fund (Institutional Shares) (the “Fund”) from November 30, 2000 to November 30, 2010, compared to the Morgan Stanley Capital International Europe, Australasia and Far East Index (MSCI-EAFE).2

Average Annual Total Returns for the Period Ended 11/30/2010
1 Year	9.99%
5 Years	6.37%
10 Years	7.24%

GROWTH OF $10,000 AS OF NOVEMBER 30, 2010

Performance data quoted represents past performance which is no guarantee of future results. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than their original cost. Mutual fund performance changes over time and current performance may be lower or higher than what is stated. For current to the most recent month-end performance and after-tax returns, visit FederatedInvestors.com or call 1-800-341-7400. Returns shown do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. Mutual funds are not obligations of or guaranteed by any bank and are not federally insured.

1	The Fund’s performance assumes the reinvestment of all dividends and distributions. The MSCI-EAFE has been adjusted to reflect reinvestment of dividends on securities in the index.
2	The MSCI-EAFE is not adjusted to reflect sales loads, expenses or other fees that the Securities and Exchange Commission requires to be reflected in the Fund’s performance. The index is unmanaged and, unlike the Fund, is not affected by cash flows. It is not possible to invest directly in an index.

Annual Shareholder Report

PORTFOLIO OF INVESTMENTS SUMMARY TABLES (UNAUDITED)

At November 30, 2010, the Fund’s portfolio composition1 was as follows:

Country	Percentage of Total Net Assets
Switzerland	22.5%
United Kingdom	13.3%
Germany	11.3%
France	9.6%
Bermuda	5.9%
Hong Kong	5.1%
Jersey Channel Isle	4.4%
Singapore	4.4%
Sweden	4.1%
Ireland	4.0%
Mexico	3.9%
Canada	3.7%
Netherlands	3.2%
Spain	2.1%
Norway	0.7%
Cash Equivalents[2]	1.1%
Other Assets and Liabilities—Net[3]	0.7%

TOTAL	100.0%

1	Country allocations are based primarily on the country in which a company is incorporated. However, the Fund’s Adviser may allocate a company to a country based on other factors such as location of the company’s principal office, the location of the principal trading market for the company’s securities or the country where a majority of the company’s revenues are derived.
2	Cash Equivalents include any investments in money market mutual funds and/or overnight repurchase agreements.
3	Assets, other than investments in securities and derivative contracts, less liabilities. See Statement of Assets and Liabilities.

Annual Shareholder Report

At November 30, 2010, the Fund’s sector classification composition4 was as follows:

Sector Classification	Percentage of Total Net Assets
Financials	31.0%
Consumer Discretionary	26.4%
Industrials	21.1%
Materials	8.5%
Consumer Staples	5.7%
Energy	2.9%
Information Technology	2.6%
Cash Equivalents[2]	1.1%
Other Assets and Liabilities—Net[3]	0.7%

TOTAL	100.0%

4	Except for Cash Equivalents and Other Assets and Liabilities, sector classifications are based upon, and individual securities assigned to, the classifications of the Global Industry Classification Standard (GICS) except that the Adviser assigns a classification to securities not classified by the GICS and to securities for which the Adviser does not have access to the classification made by the GICS.

Annual Shareholder Report

PORTFOLIO OF INVESTMENTS

November 30, 2010

Shares		Value in U.S. Dollars
	COMMON STOCKS—98.2%

	Bermuda—5.9%
321,576	Invesco Ltd.	$6,991,062
205,269	[1]Signet Jewelers Ltd.	8,175,864

	TOTAL	15,166,926

	Canada—3.7%
135,600	Nexen, Inc.	2,836,035
22,200	Potash Corp. of Saskatchewan, Inc.	3,191,250
129,414	Sun Life Financial Services of Canada	3,491,590

	TOTAL	9,518,875

	France—9.6%
232,200	AXA	3,333,565
115,764	Accor SA	4,893,462
109,734	BNP Paribas SA	6,495,277
115,764	[1]Edenred	2,575,586
22,923	L’Oreal SA	2,437,845
346,103	Tf1—Tv Francaise	5,033,949

	TOTAL	24,769,684

	Germany, Federal Republic of—11.3%
109,475	Bayerische Motoren Werke AG	8,232,090
154,511	Daimler AG	10,002,082
146,148	SAP AG	6,818,087
102,571	ThyssenKrupp AG	3,917,048

	TOTAL	28,969,307

	Hong Kong—5.1%
458,000	[1]Dah Sing Financial Group	3,179,122
57,250	[1]Dah Sing Financial Group, Rights	117,226
662,900	Hang Lung Properties Ltd.	3,073,289
235,086	Sun Hung Kai Properties	3,869,106
211,000	Wing Hang Bank Ltd.	2,766,198

	TOTAL	13,004,941

	Ireland—4.0%
185,284	CRH PLC	3,222,807
174,200	Ingersoll-Rand PLC, Class A	7,142,200

	TOTAL	10,365,007

Annual Shareholder Report

Shares		Value in U.S. Dollars
	COMMON STOCKS—continued

	Jersey Channel Isle—4.4%
516,852	WPP PLC	$5,720,013
212,332	[1]Wolseley PLC	5,667,462

	TOTAL	11,387,475

	Mexico—3.9%
86,600	Grupo Aeroportuario del Sureste SAB de CV, Class B, ADR	4,478,086
238,300	Grupo Televisa SA, ADR	5,552,390

	TOTAL	10,030,476

	Netherlands—3.2%
88,143	Akzo Nobel NV	4,740,175
124,486	Philips Electronics NV	3,359,438

	TOTAL	8,099,613

	Norway—0.7%
40,000	Yara International ASA	1,903,965

	Singapore—4.4%
518,000	City Developments Ltd.	4,966,774
355,140	DBS Group Holdings Ltd.	3,765,638
182,154	United Overseas Bank Ltd.	2,552,239

	TOTAL	11,284,651

	Spain—2.1%
558,493	Banco Santander, SA	5,292,151

	Sweden—4.1%
243,800	Assa Abloy AB, Class B	6,544,920
279,200	Volvo AB, Class B	4,053,310

	TOTAL	10,598,230

	Switzerland—22.5%
161,500	ABB Ltd.	3,129,751
153,634	Adecco SA	8,748,252
173,225	Compagnie Financiere Richemont SA, Class A	9,337,391
222,583	Credit Suisse Group AG	8,214,491
4,811	Givaudan SA	4,822,265
207,745	Julius Baer Group Ltd.	7,886,300
78,148	Nestle SA	4,247,470
17,049	Swatch Group AG, Class B	6,845,760
221,093	[1]Weatherford International Ltd.	4,512,508

	TOTAL	57,744,188

	United Kingdom—13.3%
282,479	Diageo PLC	5,026,525

Annual Shareholder Report

Shares		Value in U.S. Dollars
	COMMON STOCKS—continued

	United Kingdom—continued
872,605	HSBC Holdings PLC	$8,834,305
99,536	Imperial Tobacco Group PLC	2,919,966
224,239	InterContinental Hotels Group PLC	3,976,234
1,137,808	Michael Page International PLC	8,436,650
196,932	Schroders PLC	4,888,831

	TOTAL	34,082,511

	TOTAL COMMON STOCKS (IDENTIFIED COST $194,042,024)	252,218,000

	MUTUAL FUND—1.1%
2,847,596	[2,3]Federated Prime Value Obligations Fund, Institutional Shares, 0.21%
	(AT NET ASSET VALUE)	2,847,596

	TOTAL INVESTMENTS—99.3% (IDENTIFIED COST $196,889,620)[4]	255,065,596

	OTHER ASSETS AND LIABILITIES - NET—0.7%[5]	1,906,021

	TOTAL NET ASSETS—100%	$256,971,617

At November 30, 2010, the Fund had the following outstanding foreign exchange contract:

Settlement Date	Foreign Currency Units to Receive	In Exchange For	Unrealized Depreciation
Contracts Purchased:
12/2/2010	836,503 Swiss Franc	$836,252	$(2,791)

Unrealized Depreciation on Foreign Exchange Contracts is included in “Other Assets and Liabilities—Net.”

1	Non-income producing security.
2	Affiliated company.
3	7-Day net yield.
4	The cost of investments for federal tax purposes amounts to $196,859,507.
5	Assets, other than investments in securities, less liabilities. See Statement of Assets and Liabilities.

Note: The categories of investments are shown as a percentage of total net assets at November 30, 2010.

Annual Shareholder Report

Various inputs are used in determining the value of the Fund’s investments. These inputs are summarized in the three broad levels listed below:

Level 1—quoted prices in active markets for identical securities

Level 2—other significant observable inputs (including quoted prices for similar securities, interest rates, prepayment speeds, credit risk, etc.)

Level 3—significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not an indication of the risk associated with investing in those securities.

As of November 30, 2010, all investments of the Fund utilized Level 1 inputs in valuing the Fund’s assets carried at fair value and includes $173,803,250 of securities transferred from Level 2 to Level 1 because quoted prices on equity securities traded principally in foreign markets were utilized to value securities for which fair value factors were previously applied to account for significant post market close activity.

The following acronym is used throughout this portfolio:

ADR—American Depositary Receipt

See Notes which are an integral part of the Financial Statements

Annual Shareholder Report

STATEMENT OF ASSETS AND LIABILITIES

November 30, 2010

Assets:
Total investments in securities, at value including $2,847,596 of investments in an affiliated issuer (Note 5) (identified cost $196,889,620)		$255,065,596
Cash		305
Cash denominated in foreign currencies (identified cost $176,850)		170,549
Income receivable		673,005
Receivable for investments sold		1,992,592
Receivable for shares sold		432,430

TOTAL ASSETS		258,334,477

Liabilities:
Payable for investments purchased	$833,460
Payable for shares redeemed	283,751
Payable for foreign exchange contracts	2,791
Payable for transfer and dividend disbursing agent fees and expenses	76,482
Payable for Directors’/Trustees’ fees	4,798
Payable for distribution services fee (Note 5)	35,323
Payable for shareholder services fee (Note 5)	80,700
Accrued expenses	45,555

TOTAL LIABILITIES		1,362,860

Net assets for 11,159,699 shares outstanding		$256,971,617

Net Assets Consist of:
Paid-in capital		$260,107,232
Net unrealized appreciation of investments and translation of assets and liabilities in foreign currency		58,193,863
Accumulated net realized loss on investments and foreign currency transactions		(61,768,954)
Undistributed net investment income		439,476

TOTAL NET ASSETS		$256,971,617

Annual Shareholder Report

STATEMENT OF ASSETS AND LIABILITIES – CONTINUED

Net Asset Value, Offering Price and Redemption Proceeds Per Share
Class A Shares:
Net asset value per share ($186,494,786 ÷ 7,997,671 shares outstanding), no par value, unlimited shares authorized	$23.32

Offering price per share (100/94.50 of $23.32)	$24.68

Redemption proceeds per share (98.00/100 of $23.32)	$22.85

Class B Shares:
Net asset value per share ($15,972,835 ÷ 725,251 shares outstanding), no par value, unlimited shares authorized	$22.02

Offering price per share	$22.02

Redemption proceeds per share (92.50/100 of $22.02)	$20.37

Class C Shares:
Net asset value per share ($38,556,955 ÷ 1,753,850 shares outstanding), no par value, unlimited shares authorized	$21.98

Offering price per share	$21.98

Redemption proceeds per share (97.00/100 of $21.98)	$21.32

Institutional Shares:
Net asset value per share ($15,947,041 ÷ 682,927 shares outstanding), no par value, unlimited shares authorized	$23.35

Offering price per share	$23.35

Redemption proceeds per share (98.00/100 of $23.35)	$22.88

See Notes which are an integral part of the Financial Statements

Annual Shareholder Report

STATEMENT OF OPERATIONS

Year Ended November 30, 2010

Investment Income:
Dividends (including $3,165 received from an affiliated issuer (Note 5) and net of foreign taxes withheld of $443,264)		$4,598,124

Expenses:
Investment adviser fee (Note 5)	$2,345,825
Administrative personnel and services fee (Note 5)	247,864
Custodian fees	98,078
Transfer and dividend disbursing agent fees and expenses	607,785
Directors’/Trustees’ fees	8,400
Auditing fees	28,130
Legal fees	6,309
Portfolio accounting fees	68,816
Distribution services fee–Class B Shares (Note 5)	126,532
Distribution services fee–Class C Shares (Note 5)	278,694
Shareholder services fee–Class A Shares (Note 5)	426,140
Shareholder services fee–Class B Shares (Note 5)	42,177
Shareholder services fee–Class C Shares (Note 5)	92,295
Account administration fee–Class A Shares	9,737
Account administration fee–Class C Shares	603
Share registration costs	74,874
Printing and postage	64,372
Insurance premiums	4,323
Taxes	7,421
Miscellaneous	7,491

TOTAL EXPENSES	4,545,866

Annual Shareholder Report

STATEMENT OF OPERATIONS – CONTINUED

Waivers, Reimbursement and Reduction:
Waiver/reimbursement of investment adviser fee (Note 5)	$(250,356)
Waiver of administrative personnel and services fee (Note 5)	(47,119)
Fees paid indirectly from directed brokerage arrangements (Note 6)	(845)

TOTAL WAIVERS, REIMBURSEMENT AND REDUCTION		$(298,320)

Net expenses			$4,247,546

Net investment income			350,578

Realized and Unrealized Gain on Investments and Foreign Currency Transactions:
Net realized gain on investments and foreign currency transactions			342,682
Net change in unrealized appreciation of investments and translation of assets and liabilities in foreign currency			20,294,048

Net realized and unrealized gain on investments and foreign currency transactions			20,636,730

Change in net assets resulting from operations			$20,987,308

See Notes which are an integral part of the Financial Statements

Annual Shareholder Report

STATEMENT OF CHANGES IN NET ASSETS

Year Ended November 30	2010	2009
Increase (Decrease) in Net Assets
Operations:
Net investment income	$350,578	$620,783
Net realized gain (loss) on investments and foreign currency transactions	342,682	(5,073,636)
Net change in unrealized appreciation/depreciation of investments and translation of assets and liabilities in foreign currency	20,294,048	36,476,776

CHANGE IN NET ASSETS RESULTING FROM OPERATIONS	20,987,308	32,023,923

Distributions to Shareholders:
Distributions from net investment income
Class A Shares	(94,049)	(1,704,698)
Class B Shares	—	(121,058)
Class C Shares	—	(80,400)

CHANGE IN NET ASSETS RESULTING FROM DISTRIBUTIONS TO SHAREHOLDERS	(94,049)	(1,906,156)

Share Transactions:
Proceeds from sale of shares	87,519,632	22,459,805
Proceeds from shares issued in connection with the tax-free transfer of assets from Federated International Equity Fund	—	139,454,962
Net asset value of shares issued to shareholders in payment of distributions declared	83,039	1,738,701
Cost of shares redeemed	(85,886,619)	(29,490,816)

CHANGE IN NET ASSETS RESULTING FROM SHARE TRANSACTIONS	1,716,052	134,162,652

Redemption Fees	18,915	3,064

Change in net assets	22,628,226	164,283,483

Net Assets:
Beginning of period	234,343,391	70,059,908

End of period (including undistributed net investment income of $439,476 and $92,390, respectively)	$256,971,617	$234,343,391

See Notes which are an integral part of the Financial Statements

Annual Shareholder Report

NOTES TO FINANCIAL STATEMENTS

November 30, 2010

1. ORGANIZATION

Federated World Investment Series, Inc. (the “Corporation”) is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company. The Corporation consists of three portfolios. The financial statements included herein are only those of Federated International Leaders Fund (formerly, Federated International Value Fund) (the “Fund”), a diversified portfolio. The financial statements of the other portfolios are presented separately. The assets of each portfolio are segregated and a shareholder’s interest is limited to the portfolio in which shares are held. Each portfolio pays its own expenses. The Fund offers four classes of shares: Class A Shares, Class B Shares, Class C Shares and Institutional Shares. All shares of the Fund have equal rights with respect to voting, except on class-specific matters. The financial highlights of the Class A Shares, Class B Shares and Class C Shares are presented separately. The investment objective of the Fund is to provide long-term growth of capital.

The Fund commenced offering Institutional Shares on June 21, 2010.

On November 20, 2009, the Fund received assets from Federated International Equity Fund as a result of a tax-free reorganization, as follows:

Shares of the Fund Issued	Federated International Equity Fund Net Assets Received	Unrealized Appreciation[1]	Net Assets of the Fund Immediately Prior to Combination	Net Assets of the Fund Immediately After Combination
6,596,749	$139,454,962	$17,303,062	$96,575,848	$236,030,810

1	Unrealized Appreciation is included in the Federated International Equity Fund Net Assets Received amount shown above.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. These policies are in conformity with U.S. generally accepted accounting principles (GAAP).

Investment Valuation

In calculating its net asset value (NAV), the Fund generally values investments as follows:

•	Equity securities listed on an exchange or traded through a regulated market system are valued at their last reported sale price or official closing price in their principal exchange or market.

•	Derivative contracts listed on exchanges are valued at their reported settlement or closing price.

•	Shares of other mutual funds are valued based upon their reported NAVs.

•	Over-the-counter (OTC) derivative contracts are fair valued using price evaluations provided by a pricing service approved by the Board of Directors (the “Directors”).

•	Fixed-income securities acquired with remaining maturities greater than 60 days are fair valued using price evaluations provided by a pricing service approved by the Directors.

Annual Shareholder Report

•	Fixed-income securities acquired with remaining maturities of 60 days or less are valued at their cost (adjusted for the accretion of any discount or amortization of any premium).

If the Fund cannot obtain a price or price evaluation from a pricing service for an investment, the Fund may attempt to value the investment based upon the mean of bid and asked quotations or fair value the investment based on price evaluations, from one or more dealers. If any price, quotation, price evaluation or other pricing source is not readily available when the NAV is calculated, the Fund uses the fair value of the investment determined in accordance with the procedures described below. There can be no assurance that the Fund could purchase or sell an investment at the price used to calculate the Fund’s NAV.

Fair Valuation and Significant Events Procedures

The Directors have authorized the use of pricing services to provide evaluations of the current fair value of certain investments for purposes of calculating the NAV. Factors considered by pricing services in evaluating an investment include the yields or prices of investments of comparable quality, coupon, maturity, call rights and other potential prepayments, terms and type, reported transactions, indications as to values from dealers and general market conditions. Some pricing services provide a single price evaluation reflecting the bid-side of the market for an investment (a “bid” evaluation). Other pricing services offer both bid evaluations and price evaluations indicative of a price between the prices bid and asked for the investment (a “mid” evaluation). The Fund normally uses bid evaluations for U.S. Treasury and Agency securities and mortgage-backed securities. The Fund normally uses mid evaluations for other types of fixed-income securities and OTC derivative contracts. In the event that market quotations and price evaluations are not available for an investment, the fair value of the investment is determined in accordance with procedures adopted by the Directors.

The Directors also have adopted procedures requiring an investment to be priced at its fair value whenever the Adviser determines that a significant event affecting the value of the investment has occurred between the time as of which the price of the investment would otherwise be determined and the time as of which the NAV is computed. An event is considered significant if there is both an affirmative expectation that the investment’s value will change in response to the event and a reasonable basis for quantifying the resulting change in value. Examples of significant events that may occur after the close of the principal market on which a security is traded, or after the time of a price evaluation provided by a pricing service or a dealer, include:

•	With respect to securities traded in foreign markets, significant trends in U.S. equity markets or in the trading of foreign securities index futures or options contracts;

•

With respect to price evaluations of fixed-income securities determined before the close of regular trading on the NYSE, actions by the Federal Reserve Open Market Committee and other significant trends in U.S. fixed-income markets;

•	Political or other developments affecting the economy or markets in which an issuer conducts its operations or its securities are traded; and

•

Announcements concerning matters such as acquisitions, recapitalizations, litigation developments, a natural disaster affecting the issuer’s operations or regulatory changes or market developments affecting the issuer’s industry.

Annual Shareholder Report

The Directors have approved the use of a pricing service to determine the fair value of equity securities traded principally in foreign markets when the Adviser determines that there has been a significant trend in the U.S. equity markets or in index futures trading. For other significant events, the Fund may seek to obtain more current quotations or price evaluations from alternative pricing sources. If a reliable alternative pricing source is not available, the Fund will determine the fair value of the investment using another method approved by the Directors.

Repurchase Agreements

It is the policy of the Fund to require the other party to a repurchase agreement to transfer to the Fund’s custodian or sub-custodian eligible securities or cash with a market value (after transaction costs) at least equal to the repurchase price to be paid under the repurchase agreement. The eligible securities are transferred to accounts with the custodian or sub-custodian in which the Fund holds a “securities entitlement” and exercises “control” as those terms are defined in the Uniform Commercial Code. The Fund has established procedures for monitoring the market value of the transferred securities and requiring the transfer of additional eligible securities if necessary to equal at least the repurchase price. These procedures also allow the other party to require securities to be transferred from the account to the extent that their market value exceeds the repurchase price or in exchange for other eligible securities of equivalent market value.

The insolvency of the other party or other failure to repurchase the securities may delay the disposition of the underlying securities or cause the Fund to receive less than the full repurchase price. Under the terms of the repurchase agreement, any amounts received by the Fund in excess of the repurchase price and related transaction costs must be remitted to the other party.

The Fund may enter into repurchase agreements in which eligible securities are transferred into joint trading accounts maintained by the custodian or sub-custodian for investment companies and other clients advised by the Fund’s Adviser and its affiliates. The Fund will participate on a pro rata basis with the other investment companies and clients in its share of the securities transferred under such repurchase agreements and in its share of proceeds from any repurchase or other disposition of such securities.

Investment Income, Gains and Losses, Expenses and Distributions

Investment transactions are accounted for on a trade-date basis. Realized gains and losses from investment transactions are recorded on an identified-cost basis. Interest income and expenses are accrued daily. Dividend income and distributions to shareholders are recorded on the ex-dividend date. Foreign dividends are recorded on the ex-dividend date or when the Fund is informed of the ex-dividend date. Distributions of net investment income are declared and paid annually. Non-cash dividends included in dividend income, if any, are recorded at fair value. Investment income, realized and unrealized gains and losses and certain fund-level expenses are allocated to each class based on relative average daily net assets, except that each class may bear certain expenses unique to that class such as distribution services, shareholder services and account administration fees. Dividends are declared separately for each class. No class has preferential dividend rights; differences in per share dividend rates are generally due to differences in separate class expenses.

Premium and Discount Amortization

All premiums and discounts on fixed-income securities are amortized/accreted for financial statement purposes.

Annual Shareholder Report

Federal Taxes

It is the Fund’s policy to comply with the Subchapter M provision of the Internal Revenue Code (the “Code”) and to distribute to shareholders each year substantially all of its income. Accordingly, no provision for federal income tax is necessary. As of and during the year ended November 30, 2010, the Fund did not have a liability for any uncertain tax positions. The Fund recognizes interest and penalties, if any, related to tax liabilities as income tax expense in the Statement of Operations. As of November 30, 2010, tax years 2007 through 2010 remain subject to examination by the Fund’s major tax jurisdictions, which include the United States of America, the state of Maryland and the Commonwealth of Pennsylvania.

The Fund may be subject to taxes imposed by governments of countries in which it invests. Such taxes are generally based on either income or gains earned or repatriated. The Fund accrues and applies such taxes to net investment income, net realized gains and net unrealized gains as income and/or gains are earned.

Other Taxes

As an open-end management investment company incorporated in the state of Maryland but domiciled in the Commonwealth of Pennsylvania, the Fund is subject to the Pennsylvania Franchise Tax. This franchise tax is assessed annually on the value of the Fund, as represented by average net assets for the tax year.

When-Issued and Delayed Delivery Transactions

The Fund may engage in when-issued or delayed delivery transactions. The Fund records when-issued securities on the trade date and maintains security positions such that sufficient liquid assets will be available to make payment for the securities purchased. Securities purchased on a when-issued or delayed delivery basis are marked to market daily and begin earning interest on the settlement date. Losses may occur on these transactions due to changes in market conditions or the failure of counterparties to perform under the contract.

Foreign Exchange Contracts

The Fund may enter into foreign exchange contracts for the delayed delivery of securities or foreign currency exchange transactions. The Fund may enter into foreign exchange contracts to protect assets against adverse changes in foreign currency exchange rates or exchange control regulations. Purchased contracts are used to acquire exposure to foreign currencies, whereas, contracts to sell are used to hedge the Fund’s securities against currency fluctuations. Risks may arise upon entering into these transactions from the potential inability of counterparties to meet the terms of their commitments and from unanticipated movements in security prices or foreign exchange rates. The foreign exchange contracts are adjusted by the daily exchange rate of the underlying currency and any gains or losses are recorded for financial statement purposes as unrealized until the settlement date.

Foreign exchange contracts outstanding at period end are listed after the Fund’s Portfolio of Investments.

Foreign Currency Translation

The accounting records of the Fund are maintained in U.S. dollars. All assets and liabilities denominated in foreign currencies (FCs) are translated into U.S. dollars based on the rates of exchange of such currencies against U.S. dollars on the date of valuation. Purchases and sales of securities, income and expenses are translated at the rate of exchange quoted on the

Annual Shareholder Report

respective date that such transactions are recorded. The Fund does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in market prices of securities held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

Reported net realized foreign exchange gains or losses arise from sales of portfolio securities, sales and maturities of short-term securities, sales of FCs, currency gains or losses realized between the trade and settlement dates on securities transactions, the difference between the amounts of dividends, interest and foreign withholding taxes recorded on the Fund’s books and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the value of assets and liabilities other than investments in securities at fiscal year end, resulting from changes in the exchange rate.

Additional Disclosure Related to Derivative Instruments

Fair Value of Derivative Instruments

	Liability
Derivatives not accounted for as hedging instruments under ASC Topic 815	Statement of Assets and Liabilities Location	Fair Value
Foreign exchange contracts	Payable for foreign exchange contracts	$2,791

The Effect of Derivative Instruments on the Statement of Operations for the Year Ended November 30, 2010

Amount of Realized Gain or (Loss) on Derivatives Recognized in Income

Forward Currency Contracts
Foreign exchange contracts	$(33,584)

Change in Unrealized Appreciation or (Depreciation) on Derivatives Recognized in Income

Forward Currency Contracts
Foreign exchange contracts	$(2,791)

Other

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets, liabilities, expenses and revenues reported in the financial statements. Actual results could differ from those estimated.

Annual Shareholder Report

3. CAPITAL STOCK

The following tables summarize capital stock activity:

Year Ended November 30	2010		2009
Class A Shares:	Shares	Amount	Shares	Amount
Shares sold	2,563,605	$56,693,826	1,005,319	$18,112,584
Proceeds from shares issued in connection with the tax-free transfer of assets from Federated International Equity Fund	—	—	4,937,332	105,708,285
Shares issued to shareholders in payment of distributions declared	3,812	83,039	99,533	1,559,682
Shares redeemed	(2,983,876)	(63,680,063)	(1,331,597)	(21,613,630)

NET CHANGE RESULTING FROM CLASS A SHARE TRANSACTIONS	(416,459)	$(6,903,198)	4,710,587	$103,766,921

Year Ended November 30	2010		2009
Class B Shares:	Shares	Amount	Shares	Amount
Shares sold	189,388	$3,862,656	115,507	$2,051,628
Proceeds from shares issued in connection with the tax-free transfer of assets from Federated International Equity Fund	—	—	268,355	5,466,389
Shares issued to shareholders in payment of distributions declared	—	—	7,966	110,157
Shares redeemed	(390,846)	(7,879,772)	(443,288)	(6,282,997)

NET CHANGE RESULTING FROM CLASS B SHARE TRANSACTIONS	(201,458)	$(4,017,116)	(51,460)	$1,345,177

Year Ended November 30	2010		2009
Class C Shares:	Shares	Amount	Shares	Amount
Shares sold	588,838	$12,111,268	123,374	$2,295,593
Proceeds from shares issued in connection with the tax-free transfer of assets from Federated International Equity Fund	—	—	1,391,062	28,280,288
Shares issued to shareholders in payment of distributions declared	—	—	4,793	68,862
Shares redeemed	(665,869)	(13,615,172)	(104,548)	(1,594,189)

NET CHANGE RESULTING FROM CLASS C SHARE TRANSACTIONS	(77,031)	$(1,503,904)	1,414,681	$29,050,554

Annual Shareholder Report

	Period Ended 11/30/2010[1]		Year Ended 11/30/2009
Institutional Shares:	Shares	Amount	Shares	Amount
Shares sold	713,210	$14,851,882	—	$—
Shares issued to shareholders in payment of distributions declared	—	—	—	—
Shares redeemed	(30,283)	(711,612)	—	—

NET CHANGE RESULTING FROM INSTITUTIONAL SHARE TRANSACTIONS	682,927	$14,140,270	—	$—

NET CHANGE RESULTING FROM TOTAL FUND SHARE TRANSACTIONS	(12,021)	$1,716,052	6,073,808	$134,162,652

1	Reflects operations for the period from June 21, 2010 (date of initial investment) to November 30, 2010.

Redemption Fees

The Fund imposes a 2.00% redemption fee to shareholders of the Fund’s Class A Shares, Class B Shares, Class C Shares and Institutional Shares who redeem shares held for 30 days or less. Shares acquired by reinvestment of dividends or distributions of the Fund, or purchased pursuant to the Systematic Investment Program or withdrawn pursuant to the Systematic Withdrawal Program, will not be subject to the redemption fee. All redemption fees are recorded by the Fund as additions to paid-in capital. For the year ended November 30, 2010, the redemption fees for Class A Shares, Class B Shares, Class C Shares and Institutional Shares amounted to $14,336, $1,430, $3,020 and $129, respectively. For the year ended November 30, 2009, the redemption fees for Class A Shares, Class B Shares and Class C Shares amounted to $2,357, $433 and $274, respectively.

4. FEDERAL TAX INFORMATION

The timing and character of income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP. These differences are due primarily to differing treatments for expiration of capital loss carryforwards, foreign currency transactions and litigation payments.

For the year ended November 30, 2010, permanent differences identified and reclassified among the components of net assets were as follows:

Increase (Decrease)
Paid-In Capital	Undistributed Net Investment Income (Loss)	Accumulated Net Realized Gain (Loss)
$(6,879,155)	$90,557	$6,788,598

Net investment income (loss), net realized gains (losses) and net assets were not affected by this reclassification.

The tax character of distributions as reported on the Statement of Changes in Net Assets for the years ended November 30, 2010 and 2009, was as follows:

	2010	2009
Ordinary income	$94,049	$1,906,156

Annual Shareholder Report

As of November 30, 2010, the components of distributable earnings on a tax basis were as follows:

Undistributed ordinary income	$408,215
Net unrealized appreciation	$58,223,976
Capital loss carryforwards	$(61,767,806)

The difference between book-basis and tax-basis net unrealized appreciation/depreciation is attributable to the redesignation of a security dividend to capital.

At November 30, 2010, the cost of investments for federal tax purposes was $196,859,507. The net unrealized appreciation of investments for federal tax purposes excluding any unrealized depreciation resulting from changes in foreign currency exchange rates was $58,206,089. This consists of net unrealized appreciation from investments for those securities having an excess of value over cost of $68,198,417 and net unrealized depreciation from investments for those securities having an excess of cost over value of $9,992,328.

At November 30, 2010, the Fund had a capital loss carryforward of $61,767,806 which will reduce the Fund’s taxable income arising from future net realized gains on investments, if any, to the extent permitted by the Code and thus will reduce the amount of distributions to shareholders which would otherwise be necessary to relieve the Fund of any liability for federal income tax. Pursuant to the Code, such capital loss carryforward will expire as follows:

Expiration Year	Expiration Amount
2015	$32,016,386
2016	$24,743,792
2017	$5,007,628

As a result of the tax-free transfer of assets from Federated Global Value Fund and Federated International Equity Fund, the use of certain capital loss carryforwards listed above may be limited.

The Fund used capital loss carryforwards of $258,679 to offset taxable capital gains realized during the year ended November 30, 2010. Additionally, capital loss carryforwards of $6,873,749 expired during the year ended November 30, 2010.

5. INVESTMENT ADVISER FEE AND OTHER TRANSACTIONS WITH AFFILIATES

Investment Adviser Fee

Federated Global Investment Management Corp. is the Fund’s investment adviser (the “Adviser”). The advisory agreement between the Fund and the Adviser provides for an annual fee equal to 1.00% of the Fund’s average daily net assets. Subject to the terms described in the Expense Limitation note, the Adviser may voluntarily choose to waive any portion of its fee. For the year ended November 30, 2010, the Adviser voluntarily waived $248,582 of its fee.

Annual Shareholder Report

Administrative Fee

Federated Administrative Services (FAS), under the Administrative Services Agreement, provides the Fund with administrative personnel and services. The fee paid to FAS is based on the average aggregate daily net assets of certain Federated funds as specified below:

Administrative Fee	Average Aggregate Daily Net Assets of the Federated Funds
0.150%	on the first $5 billion
0.125%	on the next $5 billion
0.100%	on the next $10 billion
0.075%	on assets in excess of $20 billion

The administrative fee received during any fiscal year shall be at least $150,000 per portfolio and $40,000 per each additional class of Shares. Subject to the terms described in the Expense Limitation note, FAS may voluntarily choose to waive any portion of its fee. For the year ended November 30, 2010, the net fee paid to FAS was 0.083% of average daily net assets of the Fund. FAS waived $47,119 of its fee.

Distribution Services Fee

The Fund has adopted a Distribution Plan (the “Plan”) pursuant to Rule 12b-1 under the Act. Under the terms of the Plan, the Fund will compensate Federated Securities Corp. (FSC), the principal distributor, from the daily net assets of the Fund’s Class A Shares, Class B Shares and Class C Shares to finance activities intended to result in the sale of these shares. The Plan provides that the Fund may incur distribution expenses at the following percentages of average daily net assets annually, to compensate FSC:

Share Class Name	Percentage of Average Daily Net Assets of Class
Class A Shares	0.05%
Class B Shares	0.75%
Class C Shares	0.75%

Subject to the terms described in the Expense Limitation note, FSC may voluntarily choose to waive any portion of its fee. When FSC receives fees, it may pay some or all of them to financial intermediaries whose customers purchase shares. For the year ended November 30, 2010, FSC retained $20,743 of fees paid by the Fund. For the year ended November 30, 2010, the Fund’s Class A Shares did not incur a distribution services fee; however it may begin to incur this fee upon approval of the Directors.

On June 15, 2010, the Board of Directors approved an amendment to the Distribution Plan to reduce the distribution (12b-1) fee that may be charged by the Fund’s Class A Shares from 0.25% to 0.05%.

Sales Charges

Front-end sales charges and contingent deferred sales charges (CDSC) do not represent expenses of the Fund. They are deducted from the proceeds of sales of Fund shares prior to investment or from redemption proceeds prior to remittance, as applicable. For the year ended November 30, 2010, FSC retained $15,757 in sales charges from the sale of Class A Shares. FSC also retained $474 of CDSC relating to redemptions of Class C Shares.

Annual Shareholder Report

Shareholder Services Fee

The Fund may pay fees (“Service Fees”) up to 0.25% of the average daily net assets of the Fund’s Class A Shares, Class B Shares and Class C Shares to financial intermediaries or to Federated Shareholder Services Company (FSSC) for providing services to shareholders and maintaining shareholder accounts. Financial intermediaries may include a company affiliated with management of Federated Investors, Inc. A financial intermediary affiliated with management of Federated Investors, Inc. received $23,082 of Service Fees for the year ended November 30, 2010. Subject to the terms described in the Expense Limitation note, FSSC may voluntarily reimburse the Fund for Service Fees. For the year ended November 30, 2010, FSSC received $8,454 of fees paid by the Fund.

Expense Limitation

Effective June 15, 2010, the Adviser and its affiliates (which may include FSC, FAS and FSSC) have voluntarily agreed to waive their fees and/or reimburse expenses so that the total annual fund operating expenses (as shown in the financial highlights) paid by the Fund’s Class A Shares, Class B Shares, Class C Shares and Institutional Shares (after the voluntary waivers and/or reimbursements) will not exceed 1.49%, 2.24%, 2.24% and 1.24% (the “Fee Limit”), respectively, through the later of (the “Termination Date”): (a) January 31, 2012; or (b) the date of the Fund’s next effective Prospectus. Prior to that date, the Fee Limits were 1.91%, 2.56% and 2.56% for the Fund’s Class A Shares, Class B Shares and Class C Shares, respectively. While the Adviser and its affiliates currently do not anticipate terminating or increasing these arrangements prior to the Termination Date, these arrangements may only be terminated or the Fee Limit increased prior to the Termination Date with the agreement of the Directors.

Interfund Transactions

During the year ended November 30, 2010, the Fund engaged in purchase and sale transactions with funds that have a common investment adviser (or affiliated investment advisers), common Directors/Trustees and/or common Officers. These purchase and sale transactions complied with Rule 17a-7 under the Act and amounted to $2,164,423 and $0, respectively.

General

Certain Officers and Directors of the Fund are Officers and Directors or Trustees of the above companies.

Annual Shareholder Report

Transactions Involving Affiliated Holdings

Affiliated holdings are mutual funds which are managed by the Adviser or an affiliate of the Adviser. The Adviser has agreed to reimburse the Fund for certain investment adviser fees as a result of transactions in other affiliated mutual funds. For the year ended November 30, 2010, the Adviser reimbursed $1,774. Transactions involving affiliated holdings during the year ended November 30, 2010, were as follows:

Affiliate	Balance of Shares Held 11/30/2009	Purchases/ Additions	Sales/ Reductions	Balance of Shares Held 11/30/2010	Value	Dividend Income
Federated Prime Value Obligations Fund, Institutional Shares	3,747,401	36,939,601	37,839,406	2,847,596	$2,847,596	$3,165

6. EXPENSE REDUCTION

The Fund directs portfolio trades to a broker that in turn pays a portion of the Fund’s operating expenses. For the year ended November 30, 2010, the Fund’s expenses were reduced by $845 under these arrangements.

7. INVESTMENT TRANSACTIONS

Purchases and sales of investments, excluding long-term U.S. government securities and short-term obligations, for the year ended November 30, 2010, were as follows:

Purchases	$56,180,846
Sales	$55,366,082

8. CONCENTRATION OF RISK

The Fund invests in securities of non-U.S. issuers. Political or economic developments may have an effect on the liquidity and volatility of portfolio securities and currency holdings.

The Fund may invest a portion of its assets in securities of companies that are deemed by the Fund’s management to be classified in similar business sectors. Economic developments may have an effect on the liquidity and volatility of the portfolio securities.

9. LINE OF CREDIT

The Fund participates in a $75,000,000 unsecured, uncommitted revolving line of credit (LOC) agreement with State Street Corporation. The LOC was made available for extraordinary or emergency purposes, primarily for financing redemption payments. Borrowings are charged interest at a rate of 1.00% over the higher of the Federal Funds Rate or the London Interbank Offered Rate. As of November 30, 2010, there were no outstanding loans. During the year ended November 30, 2010, the Fund did not utilize the LOC.

10. INTERFUND LENDING

Pursuant to an Exemptive Order issued by the Securities and Exchange Commission, the Fund, along with other funds advised by subsidiaries of Federated Investors, Inc., may participate in an interfund lending program. This program provides an alternative credit facility allowing the Fund to borrow from other participating affiliated funds. As of November 30, 2010, there were no outstanding loans. During the year ended November 30, 2010, the program was not utilized.

Annual Shareholder Report

11. LEGAL PROCEEDINGS

Since February, 2004, Federated Investors, Inc. and related entities (collectively, “Federated”), have been named as defendants in several lawsuits that are now pending in the United States District Court for the Western District of Pennsylvania. These lawsuits have been consolidated into a single action alleging excessive advisory fees involving one of the Federated-sponsored mutual funds (“Federated Funds”). Federated and its counsel have been defending this litigation. Additional lawsuits based upon similar allegations may be filed in the future. The potential impact of these lawsuits, all of which seek monetary damages, attorneys’ fees and expenses, and future potential similar suits is uncertain. Although we do not believe that these lawsuits will have a material adverse effect on the Federated Funds, there can be no assurance that these suits, ongoing adverse publicity and/or other developments resulting from the allegations in these matters will not result in increased redemptions, or reduced sales, of shares of the Federated Funds or other adverse consequences for the Federated Funds.

12. SUBSEQUENT EVENTS

Effective January 31, 2011 (the “Effective Date”), the Fund will no longer charge a redemption fee. Accordingly, no shares of the Fund redeemed after the Effective Date will be assessed a redemption fee regardless of when such shares were purchased.

Management has evaluated subsequent events through the date the financial statements were issued, and determined that no additional events have occurred that require disclosure.

13. FEDERAL TAX INFORMATION (UNAUDITED)

For the fiscal year ended November 30, 2010, 100.0% of total ordinary income distributions paid by the Fund are qualifying dividends which may be subject to a maximum tax rate of 15%, as provided for by the Jobs and Growth Tax Relief Act of 2003. Complete information is reported in conjunction with the reporting of your distributions on Form 1099-DIV.

Of the ordinary income distributions made by the Fund during the year ended November 30, 2010, 5.52% qualify for the dividend received deduction available to corporate shareholders.

If the Fund meets the requirements of Section 853 of the Internal Revenue Code of 1986, as amended, the Fund will pass through to its shareholders credits for foreign taxes paid.

For the fiscal year ended November 30, 2010, the Fund derived $4,508,873 of gross income from foreign sources and paid foreign taxes of $442,793.

Annual Shareholder Report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF FEDERATED WORLD INVESTMENT SERIES FUNDS, INC. AND SHAREHOLDERS OF FEDERATED INTERNATIONAL LEADERS FUND, INSTITUTIONAL SHARES:

We have audited the accompanying statement of assets and liabilities of Federated International Leaders Fund (the “Fund”) (one of the portfolios constituting Federated World Investment Series, Inc.), including the portfolio of investments, as of November 30, 2010, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and the financial highlights of the Institutional Shares for the period June 21, 2010 (commencement of operations) to November 30, 2010. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of November 30, 2010 by correspondence with the custodian and others or by other appropriate auditing procedures where replies from others were not received. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Federated International Leaders Fund, a portfolio of Federated World Investment Series, Inc., at November 30, 2010, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and the financial highlights of the Institutional Shares for the period June 21, 2010 (commencement of operations) to November 30, 2010, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts

January 25, 2011

Annual Shareholder Report

BOARD OF DIRECTORS AND CORPORATION OFFICERS

The Board of Directors is responsible for managing the Corporation’s business affairs and for exercising all the Corporation’s powers except those reserved for the shareholders. The following tables give information about each Director and the senior officers of the Fund. Where required, the tables separately list Directors who are “interested persons” of the Fund (i.e., “Interested” Directors) and those who are not (i.e., “Independent” Directors). Unless otherwise noted, the address of each person listed is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222. The address of all Independent Directors listed is 4000 Ericsson Drive, Warrendale, PA 15086-7561; Attention: Mutual Fund Board. As of December 31, 2010, the Corporation comprised three portfolio(s), and the Federated Fund Family consisted of 43 investment companies (comprising 136 portfolios). Unless otherwise noted, each Officer is elected annually. Unless otherwise noted, each Director oversees all portfolios in the Federated Fund Family and serves for an indefinite term. The Fund’s Statement of Additional Information includes additional information about Corporation Directors and is available, without charge and upon request, by calling 1-800-341-7400.

INTERESTED DIRECTORS BACKGROUND

Name Birth Date Positions Held with Corporation Date Service Began	Principal Occupation(s) for Past Five Years, Other Directorships Held and Previous Position(s)
John F. Donahue*	Principal Occupations: Director or Trustee of the Federated Fund Family;
Birth Date: July 28, 1924 DIRECTOR Began serving: January 1994	Chairman and Director, Federated Investors, Inc.; Chairman of the Federated Fund Family’s Executive Committee.
Previous Positions: Chairman of the Federated Fund Family; Trustee, Federated Investment Management Company; Chairman and Director, Federated Investment Counseling.

J. Christopher Donahue* Birth Date: April 11, 1949 PRESIDENT AND DIRECTOR Began serving: January 2000	Principal Occupations: Principal Executive Officer and President of the Federated Fund Family; Director or Trustee of some of the Funds in the Federated Fund Family; President, Chief Executive Officer and Director, Federated Investors, Inc.; Chairman and Trustee, Federated Investment Management Company; Trustee, Federated Investment Counseling; Chairman and Director, Federated Global Investment Management Corp.; Chairman, Federated Equity Management Company of Pennsylvania and Passport Research, Ltd. (investment advisory subsidiary of Federated); Trustee, Federated Shareholder Services Company; Director, Federated Services Company.

Previous Positions: President, Federated Investment Counseling; President and Chief Executive Officer, Federated Investment Management Company, Federated Global Investment Management Corp. and Passport Research, Ltd.

*

Family relationships and reasons for “interested” status: John F. Donahue is the father of J. Christopher Donahue; both are “interested” due to their beneficial ownership of shares of Federated Investors, Inc. and the positions they hold with Federated and its subsidiaries.

Annual Shareholder Report

INDEPENDENT DIRECTORS BACKGROUND

Name Birth Date Positions Held with Corporation Date Service Began	Principal Occupation(s) for Past Five Years, Other Directorships Held, Previous Position(s) and Qualifications
Nicholas P. Constantakis, CPA Birth Date: September 3, 1939 DIRECTOR Began serving: February 1998

Principal Occupation: Director or Trustee of the Federated Fund Family.

Other Directorship Held: Director and Chairman of the Audit Committee, Michael Baker Corporation (architecture, engineering and construction services).

Previous Position: Partner, Andersen Worldwide SC.

Qualifications: Public accounting and director experience.

John F. Cunningham Birth Date: March 5, 1943 DIRECTOR Began serving: January 1999

Principal Occupation: Director or Trustee of the Federated Fund Family.

Other Directorships Held: Chairman, President and Chief Executive Officer, Cunningham & Co., Inc. (strategic business consulting); Trustee Associate, Boston College.

Previous Positions: Director, Redgate Communications and EMC Corporation (computer storage systems); Chairman of the Board and Chief Executive Officer, Computer Consoles, Inc.; President and Chief Operating Officer, Wang Laboratories; Director, First National Bank of Boston; Director, Apollo Computer, Inc.

Qualifications: Business management and director experience.

Maureen Lally-Green Birth Date: July 5, 1949 DIRECTOR Began serving: August 2009

Principal Occupations: Director or Trustee of the Federated Fund Family; Director, Office of Church Relations, Diocese of Pittsburgh; Adjunct Professor of Law, Duquesne University School of Law.

Other Directorships Held: Director, Auberle; Trustee, St. Francis University; Director, Ireland Institute of Pittsburgh; Director, UPMC Mercy Hospital; Regent, St. Vincent Seminary; Director, Epilepsy Foundation of Western and Central Pennsylvania; Director, Saint Thomas More Society, Allegheny County; Director, Carlow University.

Previous Position: Pennsylvania Superior Court Judge.

Qualifications: Legal and director experience.

Peter E. Madden Birth Date: March 16, 1942 DIRECTOR Began serving: January 1994

Principal Occupation: Director or Trustee, and Chairman of the Board of Directors or Trustees, of the Federated Fund Family.

Previous Positions: Representative, Commonwealth of Massachusetts General Court; President, Chief Operating Officer and Director, State Street Bank and Trust Company and State Street Corporation (retired); Director, VISA USA and VISA International; Chairman and Director, Massachusetts Bankers Association; Director, Depository Trust Corporation; Director, The Boston Stock Exchange.

Qualifications: Business management, mutual fund services and director experience.

Annual Shareholder Report

Name Birth Date Positions Held with Corporation Date Service Began	Principal Occupation(s) for Past Five Years, Other Directorships Held, Previous Position(s) and Qualifications
Charles F. Mansfield, Jr. Birth Date: April 10, 1945 DIRECTOR Began serving: January 1999

Principal Occupations: Director or Trustee and Chairman of the Audit Committee of the Federated Fund Family; Management Consultant.

Previous Positions: Chief Executive Officer, PBTC International Bank; Partner, Arthur Young & Company (now Ernst & Young LLP); Chief Financial Officer of Retail Banking Sector, Chase Manhattan Bank; Senior Vice President, HSBC Bank USA (formerly, Marine Midland Bank); Vice President, Citibank; Assistant Professor of Banking and Finance, Frank G. Zarb School of Business, Hofstra University; Executive Vice President, DVC Group, Inc. (marketing, communications and technology).

Qualifications: Banking, business management and director experience.

R. James Nicholson Birth Date: February 4, 1938 DIRECTOR Began serving: January 2008

Principal Occupations: Director or Trustee of the Federated Fund Family; Senior Counsel, Brownstein Hyatt Farber Schrek, P.C.; Former Secretary of the U.S. Dept. of Veterans Affairs; Former U.S. Ambassador to the Holy See; Former Chairman of the Republican National Committee.

Other Directorships Held: Director, Horatio Alger Association; Director, The Daniels Fund.

Previous Positions: Colonel, U.S. Army Reserve; Partner, Calkins, Kramer, Grimshaw and Harring, P.C.; General Counsel, Colorado Association of Housing and Building; Chairman and CEO, Nicholson Enterprises, Inc. (real estate holding company); Chairman and CEO, Renaissance Homes of Colorado.

Qualifications: Legal, government, business management and director experience.

Thomas M. O’Neill Birth Date: June 14, 1951 DIRECTOR Began serving: October 2006

Principal Occupations: Director or Trustee of the Federated Fund Family; Sole Proprietor, Navigator Management Company (investment and strategic consulting).

Other Directorships Held: Board of Overseers, Children’s Hospital of Boston; Visiting Committee on Athletics, Harvard College.

Previous Positions: Chief Executive Officer and President, Managing Director and Chief Investment Officer, Fleet Investment Advisors; President and Chief Executive Officer, Aeltus Investment Management, Inc.; General Partner, Hellman, Jordan Management Co., Boston, MA; Chief Investment Officer, The Putnam Companies, Boston, MA; Credit Analyst and Lending Officer, Fleet Bank; Director and Consultant, EZE Castle Software (investment order management software); Director, Midway Pacific (lumber).

Qualifications: Business management, mutual fund, director and investment experience.

Annual Shareholder Report

Name Birth Date Positions Held with Corporation Date Service Began	Principal Occupation(s) for Past Five Years, Other Directorships Held, Previous Position(s) and Qualifications
John S. Walsh Birth Date: November 28, 1957 DIRECTOR Began serving: January 1999

Principal Occupations: Director or Trustee of the Federated Fund Family; President and Director, Heat Wagon, Inc. (manufacturer of construction temporary heaters); President and Director, Manufacturers Products, Inc. (distributor of portable construction heaters); President, Portable Heater Parts, a division of Manufacturers Products, Inc.

Previous Position: Vice President, Walsh & Kelly, Inc.

Qualifications: Business management and director experience.

James F. Will Birth Date: October 12, 1938 DIRECTOR Began serving: April 2006

Principal Occupations: Director or Trustee of the Federated Fund Family; formerly, Vice Chancellor and President, Saint Vincent College.

Other Directorships Held: Trustee, Saint Vincent College; Director, Alleghany Corporation; Trustee, Wheeling Jesuit University; Director, Liberty Tire Recycling.

Previous Positions: Chairman, President and Chief Executive Officer, Armco, Inc.; President and Chief Executive Officer, Cyclops Industries; President and Chief Operating Officer, Kaiser Steel Corporation.

Qualifications: Business management, education and director experience.

OFFICERS

Name Birth Date Address Positions Held with Corporation Date Service Began	Principal Occupation(s) for Past Five Years and Previous Position(s)
John W. McGonigle Birth Date: October 26, 1938 EXECUTIVE VICE PRESIDENT AND SECRETARY Began serving: January 1994

Principal Occupations: Executive Vice President and Secretary of the Federated Fund Family; Vice Chairman, Executive Vice President, Secretary and Director, Federated Investors, Inc.

Previous Positions: Trustee, Federated Investment Management Company and Federated Investment Counseling; Director, Federated Global Investment Management Corp., Federated Services Company and Federated Securities Corp.

Richard A. Novak Birth Date: December 25, 1963 TREASURER Began serving: January 2006

Principal Occupations: Principal Financial Officer and Treasurer of the Federated Fund Family; Senior Vice President, Federated Administrative Services; Financial and Operations Principal for Federated Securities Corp., Edgewood Services, Inc. and Southpointe Distribution Services, Inc.

Previous Positions: Controller of Federated Investors, Inc.; Vice President, Finance of Federated Services Company; held various financial management positions within The Mercy Hospital of Pittsburgh; Auditor, Arthur Andersen & Co.

Annual Shareholder Report

Name Birth Date Address Positions Held with Corporation Date Service Began	Principal Occupation(s) for Past Five Years and Previous Position(s)
Richard B. Fisher Birth Date: May 17, 1923 VICE PRESIDENT Began serving: August 2002

Principal Occupations: Vice Chairman or Vice President of some of the Funds in the Federated Fund Family; Vice Chairman, Federated Investors, Inc.; Chairman, Federated Securities Corp.

Previous Positions: President and Director or Trustee of some of the Funds in the Federated Fund Family; Executive Vice President, Federated Investors, Inc.; Director and Chief Executive Officer, Federated Securities Corp.

Brian P. Bouda Birth Date: February 28, 1947 CHIEF COMPLIANCE OFFICER AND SENIOR VICE PRESIDENT Began serving: August 2004	Principal Occupations: Senior Vice President and Chief Compliance Officer of the Federated Fund Family; Vice President and Chief Compliance Officer of Federated Investors, Inc. and Chief Compliance Officer of its subsidiaries. Mr. Bouda joined Federated in 1999 and is a member of the American Bar Association and the State Bar Association of Wisconsin.

Stephen F. Auth Birth Date: September 3, 1956 450 Lexington Avenue Suite 3700 New York, NY 10017-3943 CHIEF INVESTMENT OFFICER Began serving: November 2002

Principal Occupations: Mr. Auth is Chief Investment Officer of this Fund and various other Funds in the Federated Fund Family; Executive Vice President, Federated Investment Counseling, Federated Global Investment Management Corp. and Federated Equity Management Company of Pennsylvania.

Previous Positions: Executive Vice President, Federated Investment Management Company, and Passport Research, Ltd. (investment advisory subsidiary of Federated); Senior Vice President, Global Portfolio Management Services Division; Senior Vice President, Federated Investment Management Company and Passport Research, Ltd.; Senior Managing Director and Portfolio Manager, Prudential Investments.

Robert J. Ostrowski Birth Date: April 26, 1963 CHIEF INVESTMENT OFFICER Began serving: May 2004	Principal Occupations: Robert J. Ostrowski joined Federated in 1987 as an Investment Analyst and became a Portfolio Manager in 1990. He was named Chief Investment Officer of taxable fixed-income products in 2004 and also serves as a Senior Portfolio Manager. He has been a Senior Vice President of the Fund’s Adviser since 1997. Mr. Ostrowski has received the Chartered Financial Analyst designation. He received his M.S. in Industrial Administration from Carnegie Mellon University.

Annual Shareholder Report

EVALUATION AND APPROVAL OF ADVISORY CONTRACT – MAY 2010

FEDERATED INTERNATIONAL LEADERS FUND (THE “FUND”)

The Fund’s Board reviewed the Fund’s investment advisory contract at meetings held in May 2010. The Board’s decision regarding the contract reflects the exercise of its business judgment on whether to continue the existing arrangements.

In this connection, the Federated funds’ Board had previously appointed a Senior Officer, whose duties include specified responsibilities relating to the process by which advisory fees are to be charged to a Federated fund. The Senior Officer has the authority to retain consultants, experts, or staff as may be reasonably necessary to assist in the performance of his duties, reports directly to the Board, and may be terminated only with the approval of a majority of the independent members of the Board. The Senior Officer prepared and furnished to the Board an independent, written evaluation that covered topics discussed below. The Board considered that evaluation, along with other information, in deciding to approve the advisory contract.

During its review of the contract, the Board considered compensation and benefits received by the Adviser. This included the fees received for services provided to the Fund by other entities in the Federated organization and research services (if any) received by the Adviser from brokers that execute Federated fund trades, as well as advisory fees. The Board is also familiar with and considered judicial decisions concerning allegedly excessive investment advisory fees, which have indicated that the following factors may be relevant to an Adviser’s fiduciary duty with respect to its receipt of compensation from a fund: the nature and quality of the services provided by the Adviser, including the performance of the fund; the Adviser’s cost of providing the services; the extent to which the Adviser may realize “economies of scale” as a fund grows larger; any indirect benefits that may accrue to the Adviser and its affiliates as a result of the Adviser’s relationship with a fund; performance and expenses of comparable funds; and the extent to which the independent Board members are fully informed about all facts the Board deems relevant bearing on the Adviser’s services and fees. The Board further considered management fees (including any components thereof) charged to institutional and other clients of the Adviser for what might be viewed as like services, and the cost to the Adviser and its affiliates of supplying services pursuant to the management fee agreements, excluding any intra-corporate profit and profit margins of the Adviser and its affiliates for supplying such services. The Board was aware of these factors and was guided by them in its review of the Fund’s advisory contract to the extent it considered them to be appropriate and relevant, as discussed further below.

Annual Shareholder Report

The Board considered and weighed these circumstances in light of its substantial accumulated experience in governing the Fund and working with Federated on matters relating to the Federated funds, and was assisted in its deliberations by independent legal counsel. Throughout the year, the Board has requested and received substantial and detailed information about the Fund and the Federated organization that was in addition to the extensive materials that comprise and accompany the Senior Officer’s evaluation. Federated provided much of this information at each regular meeting of the Board, and furnished additional reports in connection with the particular meeting at which the Board’s formal review of the advisory contract occurred. Between regularly scheduled meetings, the Board also received information on particular matters as the need arose. Thus, the Board’s consideration of the advisory contract included review of the Senior Officer’s evaluation, accompanying data and additional reports covering such matters as: the Adviser’s investment philosophy, revenue, profitability, personnel and processes; investment and operating strategies; the Fund’s short- and long-term performance (in absolute terms, both on a gross basis and net of expenses, as well as in relationship to its particular investment program and certain competitor or “peer group” funds and/or other benchmarks, as appropriate), and comments on the reasons for performance; the Fund’s investment objectives; the Fund’s expenses (including the advisory fee itself and the overall expense structure of the Fund, both in absolute terms and relative to similar and/or competing funds, with due regard for contractual or voluntary expense limitations); the use and allocation of brokerage commissions derived from trading the Fund’s portfolio securities (if any); and the nature, quality and extent of the advisory and other services provided to the Fund by the Adviser and its affiliates. The Board also considered the preferences and expectations of Fund shareholders and their relative sophistication; the continuing state of competition in the mutual fund industry and market practices; the range of comparable fees for similar funds in the mutual fund industry; the Fund’s relationship to the Federated family of funds which include a comprehensive array of funds with different investment objectives, policies and strategies which are available for exchange without the incurrence of additional sales charges; compliance and audit reports concerning the Federated funds and the Federated companies that service them (including communications from regulatory agencies), as well as Federated’s responses to any issues raised therein; and relevant developments in the mutual fund industry and how the Federated funds and/or Federated are responding to them. The Board’s evaluation process is evolutionary. The criteria considered and the emphasis placed on relevant criteria change in recognition of changing circumstances in the mutual fund marketplace.

With respect to the Fund’s performance and expenses in particular, the Board has found the use of comparisons to other mutual funds with comparable investment programs to be relevant, given the high degree of competition in the mutual fund business. The Board focused on comparisons with other similar

Annual Shareholder Report

mutual funds more heavily than non-mutual fund products or services because it is believed that they are more relevant. For example, other mutual funds are the products most like the Fund, they are readily available to Fund shareholders as alternative investment vehicles, and they are the type of investment vehicle in fact chosen and maintained by the Fund’s investors. The range of their fees and expenses therefore appears to be a generally reliable indication of what consumers have found to be reasonable in the precise marketplace in which the Fund competes. The Fund’s ability to deliver competitive performance when compared to its peer group was a useful indicator of how the Adviser is executing the Fund’s investment program, which in turn assisted the Board in reaching a conclusion that the nature, extent, and quality of the Adviser’s investment management services were such as to warrant continuation of the advisory contract. In this regard, the Senior Officer has reviewed Federated’s fees for providing advisory services to products outside the Federated family of funds (e.g., institutional and separate accounts). He concluded that mutual funds and institutional accounts are inherently different products. Those differences include, but are not limited to, different types of targeted investors; being subject to different laws and regulations; different legal structures; different average account sizes; different associated costs; different portfolio management techniques made necessary by different cash flows; and portfolio manager time spent in review of securities pricing. The Senior Officer did not consider these fee schedules to be determinative in judging the appropriateness of mutual fund advisory contracts.

The Senior Officer reviewed reports compiled by Federated, using data supplied by independent fund ranking organizations, regarding the performance of, and fees charged by, other mutual funds, noting his view that comparisons to fund peer groups are relevant in judging the reasonableness of proposed fees.

For the one-year, three-year and five-year periods covered by the report, the Fund’s performance was above the median of the relevant peer group.

The Board also received financial information about Federated, including reports on the compensation and benefits Federated derived from its relationships with the Federated funds. These reports covered not only the fees under the advisory contracts, but also fees received by Federated’s subsidiaries for providing other services to the Federated funds under separate contracts (e.g., for serving as the Federated funds’ administrator). The reports also discussed any indirect benefit Federated may derive from its receipt of research services from brokers who execute Federated fund trades. In addition, the Board considered the fact that, in order for a fund to be competitive in the marketplace, Federated and its affiliates frequently waived fees and/or reimbursed expenses and have disclosed to fund investors and/or indicated to the Board their intention to do so in the future, where appropriate. Moreover, the Board receives regular reports regarding the institution or elimination of these voluntary waivers.

Annual Shareholder Report

Federated furnished reports, requested by the Senior Officer, that reported revenues on a fund-by-fund basis and made estimates of the allocation of expenses on a fund-by-fund basis, using allocation methodologies specified by the Senior Officer. The Senior Officer noted that, although they may apply consistent allocation processes, the inherent difficulties in allocating costs (and the unavoidable arbitrary aspects of that exercise) and the lack of consensus on how to allocate those costs may render such allocation reports unreliable. The allocation reports were considered in the analysis by the Board but were determined to be of limited use.

The Board and the Senior Officer also reviewed a report compiled by Federated comparing profitability information for Federated to other publicly held fund management companies. In this regard, the Senior Officer noted the limited availability of such information, but nonetheless concluded that Federated’s profit margins did not appear to be excessive and the Board agreed.

The Senior Officer’s evaluation also discussed the notion of possible realization of “economies of scale” as a fund grows larger. The Board considered in this regard that the Adviser has made significant and long-term investments in areas that support all of the Federated funds, such as personnel and processes for the portfolio management, compliance, and risk management functions; and systems technology; and that the benefits of these efforts (as well as any economies, should they exist) were likely to be enjoyed by the fund complex as a whole. Finally, the Board also noted the absence of any applicable regulatory or industry guidelines on this subject, which (as discussed in the Senior Officer’s evaluation) is compounded by the lack of any common industry practice or general pattern with respect to structuring fund advisory fees with “breakpoints” that serve to reduce the fee as the fund attains a certain size. The Senior Officer did not recommend institution of breakpoints in pricing Federated’s fund advisory services at this time.

It was noted in the materials for the Board meeting that for the period covered by the report, the Fund’s investment advisory fee, after waivers and expense reimbursements, if any, was below the median of the relevant peer group. The Board reviewed the fees and other expenses of the Fund with the Adviser and was satisfied that the overall expense structure of the Fund remained competitive.

The Senior Officer’s evaluation noted his belief that the information and observations contained in his evaluation supported a finding that the proposed management fees are reasonable, and that Federated appeared to provide appropriate administrative services to the Fund for the fees paid. Under these circumstances, no changes were recommended to, and no objection was raised to, the continuation of the Fund’s advisory contract. The Board concluded that the nature, quality and scope of services provided the Fund by the Adviser and its affiliates were satisfactory.

Annual Shareholder Report

In its decision to continue an existing investment advisory contract, the Board was mindful of the potential disruptions of the Fund’s operations and various risks, uncertainties and other effects that could occur as a result of a decision to terminate or not renew an advisory contract. In particular, the Board recognized that many shareholders have invested in the Fund on the strength of the Adviser’s industry standing and reputation and with the expectation that the Adviser will have a continuing role in providing advisory services to the Fund. Thus, the Board’s approval of the advisory contract reflected the fact that it is the shareholders who have effectively selected the Adviser by virtue of having invested in the Fund.

The Board based its decision to approve the advisory contract on the totality of the circumstances and relevant factors and with a view to past and future long-term considerations. Not all of the factors and considerations identified above were necessarily relevant to the Fund, nor did the Board consider any one of them to be determinative. With respect to the factors that were relevant, the Board’s decision to approve the contract reflects its determination that Federated’s performance and actions provided a satisfactory basis to support the decision to continue the existing arrangements.

Annual Shareholder Report

VOTING PROXIES ON FUND PORTFOLIO SECURITIES

A description of the policies and procedures that the Fund uses to determine how to vote proxies, if any, relating to securities held in the Fund’s portfolio is available, without charge and upon request, by calling 1-800-341-7400. A report on “Form N-PX” of how the Fund voted any such proxies during the most recent 12-month period ended June 30 is available from Federated’s website at FederatedInvestors.com. To access this information from the “Products” section of the website, click on the “Prospectuses and Regulatory Reports” link under “Related Information,” then select the appropriate link opposite the name of the Fund; or select the name of the Fund and from the Fund’s page, click on the “Prospectuses and Regulatory Reports” link. Form N-PX filings are also available at the SEC’s website at www.sec.gov.

QUARTERLY PORTFOLIO SCHEDULE

The Fund files with the SEC a complete schedule of its portfolio holdings, as of the close of the first and third quarters of its fiscal year, on “Form N-Q.” These filings are available on the SEC’s website at www.sec.gov and may be reviewed and copied at the SEC’s Public Reference Room in Washington, DC. (Call 1-800-SEC-0330 for information on the operation of the Public Reference Room.) You may also access this information from the “Products” section of Federated’s website at FederatedInvestors.com by clicking on “Portfolio Holdings” under “Related Information,” then selecting the appropriate link opposite the name of the Fund; or select the name of the Fund and from the Fund’s page, click on the “Portfolio Holdings” link.

Annual Shareholder Report

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Mutual funds are not bank deposits or obligations, are not guaranteed by any bank and are not insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency. Investment in mutual funds involves investment risk, including the possible loss of principal.

This Report is authorized for distribution to prospective investors only when preceded or accompanied by the Fund’s Prospectus, which contains facts concerning its objective and policies, management fees, expenses and other information.

Federated International Leaders Fund

Federated Investors Funds

4000 Ericsson Drive

Warrendale, PA 15086-7561

Contact us at FederatedInvestors.com

or call 1-800-341-7400.

Federated Securities Corp., Distributor

Cusip 31428U623

Q450784 (1/11)

Federated is a registered mark of Federated Investors, Inc.

2011 ©Federated Investors, Inc.